Exhibit 10.31

2012 OFFICER SHORT-TERM INCENTIVE PLAN

On February 14, 2012, the Compensation Committee of the PG&E Corporation Board of Directors (“Committee”) approved the specific performance targets for each component of the 2012 Short-Term Incentive Plan (“STIP”). The Committee previously approved the STIP structure and the weighting of each component in December 2011. Officers of PG&E Corporation and Pacific Gas and Electric Company (“Utility”) (together, the “Companies”) are eligible to receive cash incentives under the STIP based on the extent to which the adopted 2012 performance targets are met. Target cash awards under the STIP may range from 40 percent to 100 percent of base salary depending on officer level, with a maximum payout of 200 percent of the officer’s targeted award, as determined by the Committee. The Committee will retain complete discretion to determine and pay all STIP awards to officers and non-officer employees. This includes discretion to reduce the final score on any and all measures downward to zero.

The Committee approved the 2012 performance targets for each of the three measures set forth in the table below.

The corporate financial performance target, with a weighting of 30%, is based on PG&E Corporation’s budgeted earnings from operations that were previously approved by the Board of Directors, consistent with the basis for reporting and guidance to the financial community. As with previous earnings performance scales, unbudgeted items impacting comparability such as changes in accounting methods, workforce restructuring, and one-time occurrences will be excluded.

2012 STIP Performance Targets

Measure	Relative Weight	2012 Target
Safety (includes both Public and Employee metrics) (1)	40.0%	1.000

Customer (includes customer satisfaction and reliability) (2)	30.0%	1.000

Financial (includes Earnings from Operations)	30.0%	1.000

1.	Safety is a new measure that includes four subcomponents: (1) Nuclear Operations Safety, (2) Electric Operations Safety, (3) Gas Operations Safety, and (4) Employee Safety, all of which measure the Utility’s safety performance with respect to each of those areas. The Committee will retain complete discretion to reduce the final Safety rating downward to zero based on the Companies’ overall safety performance for 2012. The Companies’ overall safety performance will be measured both by the quantitative measures described above and by qualitative performance. With respect to qualitative performance, the Committee will consider the collective impact that the Companies’ business operations have had on public and employee safety.

2.	Customer is a new measure that includes three subcomponents: (1) Customer Satisfaction Score, which measures overall satisfaction with the Utility’s operational performance in delivering its services and is the result of a quarterly survey performed by an independent research firm, BlueOcean Market Intelligence, (2) Electric Reliability, and (3) Gas Reliability, both of which measure the Utility’s reliable energy delivery with respect to electricity and gas.